AMENDMENT NO. 1 DATED MAY 11, 2005 TO EXHIBIT A TO
             DISTRIBUTION AGREEMENT BETWEEN OLD MUTUAL ADVISOR FUNDS
              AND OLD MUTUAL INVESTMENT PARTNERS DATED MAY 11, 2005




This Agreement relates to the following Portfolios of the Trust:

Old Mutual Asset Allocation Conservative Portfolio
Old Mutual Asset Allocation Balanced Portfolio
Old Mutual Asset Allocation Moderate Growth Portfolio (formerly the OM Asset Allocation Moderate Portfolio) Old Mutual Asset Allocation Growth Portfolio Old Mutual Copper Rock Emerging Growth Fund Old Mutual Analytic Defensive Equity Fund

DATED:  May 11, 2005



OLD MUTUAL ADVISOR  FUNDS                        OLD MUTUAL INVESTMENT PARTNERS


By: ______________________                       By: _______________________

Name:____________________                        Name:_____________________

Title: _____________________                     Title: _____________________